Exhibit 99.2
FINAL TRANSCRIPT
Sep. 14. 2005 / 5:00PM, SWB — Q1 2006 Smith & Wesson Holding Corp Earnings Conference Call
CORPORATE PARTICIPANTS
Liz Sharp
Smith & Wesson Holding Corp. — VP Investor Relations
Mike Golden
Smith & Wesson Holding Corp. — President and CEO
John Kelly
Smith & Wesson Holding Corp. — CFO
CONFERENCE CALL PARTICIPANTS
Ed Ching
Rodman & Renshaw — Analyst
Michael Murray
UBS — Analyst
Peter Udo
Presidium Investment Management — Analyst
Nadir Tavakoli
Eagle Rock Capital — Analyst
PRESENTATION
Operator
Coordinator: Good day, ladies and gentlemen. Thank you very much for your patience and welcome to the First Quarter 2006, Smith & Wesson Holding Corp. Earnings Conference Call. My name is Bill, and I’ll be your Conference Coordinator for today.
[Operator Instructions].
I would now like to turn the conference over to your host for today’s presentation, Liz Sharp, VP of Investor Relations. Please proceed ma’am.

Liz Sharp - Smith & Wesson Holding Corp. — VP Investor Relations
Thank you and good afternoon. Before we begin the formal part of our presentation, let me tell you that what we’re about to say as well as any questions we may answer could contain predictions, estimates and other forward looking statements. Our use of words like project, estimate, forecast and other similar expression is intended to identify those forward-looking statements.
Any forward-looking statements that we might make represent our current judgment on what the future holds. As such those statements are subject to a variety of risks and uncertainties. Important risk factors and other considerations that could cause our actual results to be materially different are described in our security filings including our Forms S-3, 10-K and 10-Q. I encourage you to review those documents.
A replay of this call can be found on our Website later today at www.smith-wesson.com. This conference contains time sensitive information that is accurate only as of the time hereof. If any portion of this presentation is rebroadcast, retransmitted or redistributed at a later date, we will not be reviewing or updating any material content herein. Our actual results could differ materially from these statements.
Our speakers on today’s call are Mike Golden, President and CEO and John Kelly, CFO. With that I’ll turn you over to Mike.

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
Thank you Liz. Let me begin by laying out the agenda for today’s call. First, John will review our financial results. Then I will share my thoughts with you regarding our performance this quarter, our strategy and our outlook for the future. Then I’ll open up the call for questions from our analysts. I will now turn the call over to John to review our financial performance. Please go ahead, John.

John Kelly - Smith & Wesson Holding Corp. — CFO
Thanks Mike. Sales for the quarter ended July 31, 2005, was 31.8 million, $4 million or 14.7% increase over sales over 27.8 million for the quarter ended July 31, 2004. Firearm sales, our core business increased by $4 million, or 15.9% over the comparable quarter of the previous year. Net income of 2.7 million or $0.07 per diluted share for the quarter ended July 31, 2005 was 1.2 million or $0.03 per diluted share higher than the 1.5 million or $0.04 per diluted share for the first quarter of fiscal 2005.
The $2.7 million in net income for the quarter ended July 31, 2005 includes a 1.9 million after tax benefit from the reduction of environmental reserves relating to property sold by the company in 2003. First quarter of fiscal 2006, also includes the $250,000 one time charge for audit fees related to the adoption of FAS 123R and stock option expense of 275,000. $1.5 million of net income for the quarter ended July 31, 2004, includes a $506,000 reduction in product municipal liability reserves, as well as a $450,000 gain from the sale of our Identi-Kit business.
As you all know, we recently completed a $26 million private placement institutional investors, in order to address the large overhang of warrants. We reviewed this situation with various investment firms and concluded that this was the best option available to resolve this issue. Since the warrants were due to expire in May 2006, we would have seen almost 10 million shares hitting the market at sales from insiders over the next several months if we did nothing. Aside from the negative impact on our share price, this activity would also have been dilutive to earnings per share.
Our 2 options include either the private placement equity transaction or taking on debt to buy the warrants. We decided that incurring debt would have been dilutive to the company, and would have reduced our borrowing capacity the may be needed for future acquisitions and growth. We were able to negotiate a transaction that allowed us to purchase the warrants at significant discount, and complete a transaction that will eventually be accretive to earnings per share, compared to what would have occurred if the warrant holders exercised their warrants.
We issued 6 million shares to institutional investors plus a warrant for 1.2 million shares at $5.33 per share. We also secured an option from several of our original investors to purchase an equivalent number of shares at the same price to cover the warrant, in order to ensure the entire transaction will be accretive to our earnings per share in the future. Now for some of the details of our financial performance for the first quarter. The increase in firearm sales for the first quarter of 2006, was primarily attributable to strong pistol sales and the introduction of the Model 460 revolver.
Pistol sales increased by 3.8 million, a 68.5% increase compared to the quarter ended July 31, 2004. Shipments for the model 460 did not begin until mid-July, so the full impact of this product was not seen in the quarter. The production delay in the model 460XPR also adversely impacted the performance in the variations of this model.
Our engraving business had a very strong quarter, with sales of over $1 million, a 700% increase over the prior year. Handcuff sales were also up 17% year-over-year. Gross margin for the quarter ended July 31, 2005 increased by approximately 235,000 over the comparable quarter last year. Gross margins, as percentage of sales and licensing was 29.4% compared with 33.2% for the quarter ended July 31, 2004.
Cost of goods sold for the quarter ended July 31, 2004, included approximately $506,000 product liability reserve reduction. Without this adjustment, gross profit for the ended July 31, 2004, would have been 31.4% versus the 33.2% as reported. Cost of goods sold for the quarter ended July 31, 2005 included an additional 333,000 in depreciation expense to the significant capital expenditures in the previous year. Operating expenses for the quarter included a 3.1 reduction in our environmental reserves related to a parcel of land that the company sold in February 2003.
The buyer has completed remediation on the property, relieving the company on the exposure on this matter. Consequently the reserve is reduced, resulting in a favorable 1.9 million after-tax impact on net income. Operating expenses for the quarter ended July 31, 2005 also included 250,000 additional audit fees related to the adoption of FAS 123R. Capital expenditures for the quarter totaled 2.3 million, a 1.6 million increase when compared to capital expenditures for the first quarter fiscal 2005.
The capital expenditures were related to the expansion of handgun production and new products tooling. Net cash outflow for the quarter was 2.8 million, compared with cash outflow of 2 million for the quarter ended July 31, 2004. We had 2.5 million in short-term borrowing as of July 31, 2005.
As we announced in June, we decided to early adopt statement of financial accounting standards Number 123R share based payments, utilizing a modified retrospective application method. Consequently, prior periods were restated to reflect the adoption of FAS 123R. The adoption of FAS 123R resulted in stock options expense of approximately $275,000 for the quarter ended July 31, 2005, compared to approximately 91,000 for the quarter ended July 31, 2004.
Now for the outlook for 2006. Net core product sales for fiscal 2006 are still expected to increase by 10 to 12% over fiscal 2005. The first quarter performance has been encouraging. The year over year increases in law enforcement, Federal Government and international sales, are early benefits from the new sales and management teams we’ve hired in the last 6 to 9 months. We expect that the introduction of the model M&P pistol will serve to further improve our penetration in these segments.
Net income from fiscal 2006 is expected to increase to between 6.9 million and $7.6 million or between $0.19 and $0.20 per diluted share the increase in our annual earnings projection from our previously announced guidance reflecting environmental reserve reduction. Our previous assessment had only assumed that 1.5 million of the reserves would be reduced in fiscal 2006.
Gross margin, as percentage of sales and licensing is still expected to increase from 30.1% fiscal 2005, to approximately 32% fiscal 2006. This increase will be driven at improving our efficiencies in manufacturing operations offset by increased depreciation expense, related to new capital expenditures. The bulk of the improvement is expected to occur in the second half of the year. The key driver will be the return to the traditional 5-day work-week from the 24-hour 7-day work week we currently employ in many of our production areas.
Production output is expected to remain the same or in some cases increase, despite less hours worked. Operating expenses for 2006 excluding the environmental reserve reduction are still expected to increase slightly as a percent of sales compared to 2005. We are expanding our marketing activities and moving from a force of independent multi-line reps to a team of direct, dedicated Smith & Wesson personnel.
Operating expenses include $1.7 million, in stock option expense relative to FAS 123R. Capital expenditures of $12 million and depreciation expense of $4 million remain unchanged from our previous projections. Please note that our guidance for fiscal year ended April 30, 2006 is based upon the results from the existing business and does nor include any additional revenue or profits from potential business ventures we may pursue.
That concludes my financial discussion. So now, I will turn the call back over to Mike.

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
Thank you, John for the recap. And thanks everyone for joining us today. I outlined our strategy to you during our earnings call last month. Today, I will highlight some developments that should be of interest. Here are few things I will cover on today’s call.

We grew sales 15% for the quarter, while completing the staffing of the organization and investing in additional CapEx for our future growth. We successfully launched our award winning 460XVR revolver.
We are poised to ship our new Military and Police pistol at the beginning of third quarter. We eliminated the huge warrant overhang that has been a cause of concern. We have begun to see the benefits of our activity in lobbying efforts, the diversification portion of our plan is starting to take shape, and our operational performance continues to improve. Those are the highlights. Now, let me delve a little deeper into the detail.
We experienced substantial growth in revenue for the quarter, including growth of over 35% in law enforcement sales and over 25% in international sales. We also completed the first sale by Smith & Wesson to the Federal Government and military market in over 15 years. This growth was driven by a combination of factors, including the staffing of a direct sales force, the successful launch of new products and the penetration of new key markets specifically, the Federal Government and military markets. I will talk about these a little later on.
Total revenue increased about 15% for the quarter, giving a strong confidence in our previously issued growth rate projections of between 10 and 12% for fiscal 2006. Total firearms sales growth was almost 16%, driven by an impressive 69% year-over-year growth rate in pistols alone. We are most pleased about the breakdown that is reflected in these revenue growth figures.
We are actively driving sales growth not only in our established sporting goods channel, but also increasingly into law enforcement and the Federal government, military and international channels. We grew revenue in the state and municipal law enforcement segment year-over-year by more than 35%. Over the last quarter we hired 2 senior sales leaders both from Glock. We expect this new team to continue to do great things, especially with the new military and police pistol series in their portfolio.
In addition to law enforcement, we recorded significant growth in sales to the Federal Government and military. Specifically we hit a major milestone in the last quarter when we shipped pistols to the Afghanistan Army, via the U.S. Military. This initial contract was the first step in what we expect will be a continuing series of new contract wins in this segment.
Another recent win in the Federal Government space, is our inclusion in the Department of Homeland security Personally Owned Weapons program. This is a new program that that allows Homeland Security personnel to choose a firearm for use in the line of duty and off duty. The list of eligible personnel, numbers around 10,000 people and 10 of our products have been authorized for purchase.
Overall sales growth for the first quarter is right on track and is particularly encouraging given the earlier stages of our 2 primary new products. Our growth during the first quarter, not only includes just a small portion of the initial 460XVR shipments, it does not yet reflect any upcoming shipment of our new Military and Police pistol series beginning in November.
Let me update you on each of these exciting new products. First the 460. We began initial shipments late in the quarter on the 460XVR, which most of you know has been named Handgun of the Year. Feedback on this gun has been tremendous. We are completely sold out of capacity for the current quarter, and our backlog on this product remains solid. We couldn’t be happier with this reception.
Now for the M&P. We are putting the finishing touches on our launch for the new military and police or M&P series, pistol series. This series of polymer pistols has been designed specifically to address the law enforcement markets. Response on our demos has been tremendous. Our marketing program is in full swing and the factory is in final preparations for the initial build, set to occur in November of this year.
Media coverage on the M&P has been fantastic, including our debut this month on the cover of The American Cop magazine. We included a high quality product DVD with each copy of that magazine which was mailed to 30,000 law enforcement officials across the country. We believe, this is the first time any manufacturer in our industry has launched the product in this fashion.

And we are taking the show on the road. In just a couple of weeks, we will be attending the convention for Police Chiefs in Florida to give the M&P maximum exposure with decision-makers in the domestic law enforcement market. We truly believe that this product will out-perform its competitors, and carve a space for itself in the market.
By the way, if you’d like a copy of the DVD that we just distributed, just let us know. You can send Liz Sharp an e-mail and you will find her address on our Website under Investor Relations. You know, even if you are not in law enforcement, I think you will be very impressed with this product and DVD. One other area I will touch briefly on is our engraving business, a very interesting part of our company. While today, our engraving business generates just a small amount of revenue, that revenue for the quarter grew year-over-year by 700%.
Engraved guns are a tradition in our business and collectors pay dearly for these artistic creations. We have a talented team of engravers that are well known within the gun community and the work generates very positive gross margins for us. In addition, our engraved products serve as important vehicles for our brand value in the marketplace. We intend to further develop our engraving business and tap into the growth potential in this market.
In the first quarter, in the first quarter we continued to build a strong management team capable of driving growth into new and important strategic markets, well beyond the current fiscal year. Significant, this last quarter was the addition of Ernest Langdon, who has tremendous experience in the Federal Law Enforcement sales. We added Steve Skrubis, who is leading our long gun strategy development. Steve comes — came to us from Beretta. We hired 2 key sales folks in the Law Enforcement arena, both from competitors.
And since we wrapped up the first quarter, we have also added our new Director of Product Development and new Vice-President of Human Resources, both important strategic new hires. In the factory, Ken Chandler, continues to drive improvements, including cost reductions on a very successful Sigma pistol line. This quarter, we improved labor efficiencies by nearly 3%. Our plan is to return to a normal 5-day workweek during the upcoming third quarter with no reduction in productivity.
This will have a very positive effect on gross margins. We will continue to seek improvements in existing product lines, as we launch new products and ramp up volumes throughout the year. Diversification remained a key focal point in the quarter. Steve Skrubis is aggressively investigating our future involvement in the long gun market, and we are coming much closer to a decision on how we participate.
During the quarter we considered multiple potential acquisitions, as well as internal manufacturing. I know that everybody is excited to hear more about our plans for long guns. We are conducting our analysis carefully to ensure our next steps are the right ones. I look forward to sharing more details with you on that soon. We have made substantial progress in Washington this quarter. The Senate has the protection of Lawful Commerce in Arms Act, helping to reduce frivolous lawsuits. This legislation will now move on to the House where we are confidence, we will have the same result.
We also continue to build relationships in Washington. For instance Senator Collins, Chair of the Home and Security and Government Affairs Committee, will be visiting our Houlton, Maine facility in October, getting better acquainted with our products and our contributions to the economy, and the community. When I arrived, the company had been struggling with a few legacy problems. The first was our debt structure. And that’s the problem that we solved by restructuring the debt back in January 2005.
The second was a large overhang of warrants which if left unaddressed would have negatively impacted our shareholders. We solved that problem. The third is the issue of municipal lawsuits. The Lawful Commerce in Arms Act is helping resolve that situation. With these issues behind us and our entire senior management team in place, we are now able to focus the entire organization on the execution of our 3 major platform — the 3 major platforms of our strategic plans. These platforms are leveraging the brand, significantly growing our handgun business and diversification.

We have made significant progress, but we are really just getting started. The Smith & Wesson of today has a clear focus, and that focus is a solid combination of diversification and execution on these strategic goals. I am confident that we will deliver. With that, I will open the call up to questions from our analysts. Operator?

QUESTIONS AND ANSWERS
Operator
Thank you very much, sir.
[Operator Instructions].
Again ladies and gentlemen, the first question comes from Mr. Ed Ching of Rodman & Renshaw. Please proceed

Ed Ching - Rodman & Renshaw — Analyst
Good afternoon guys.

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
Hey Ed, how are you doing?

Ed Ching - Rodman & Renshaw — Analyst
Great. Well, last conference call you talked about the M&P series and you guys were talking about 12 agencies. Can you give us a little bit more color what the size of those agencies are, and if they break down to federal, state or local?

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
These were municipal police departments for the most part. They were, they were across the board, size-wise, they were some very large agencies with many — a couple thousand police officers, across the country, Ed.

Ed Ching - Rodman & Renshaw — Analyst
Okay, great thanks. I’ll get back to you.

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
Okay, thanks.

Operator
Thank you very much sir.
[Operator Instructions].

The next question comes from the line of Mr. Michael Murray (ph). Please proceed.

Michael Murray - UBS — Analyst
Hi there how are you?

Unidentified Company Representative
Hey Mike, how you’re doing?

Michael Murray - UBS — Analyst
I’m doing very well, thanks. I was noticing in your press release that you said in the second page that your management team had already begun to impact performance on the Law Enforcement market. And I just wanted you to quantify that a little bit more?

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
Well, our sales were up 35% in the quarter. Getting a team in place that understands distribution and has experience and a relationship in the marketplace, which a number of the people we bought on board do, is pretty important for us. As we said Michael all along that the law enforcement business is an important category for us. It’s one we used to own and we are going back after. We had some new contracts that we got in the quarter, and we also had some significant reorders from existing departments such as Orange County and New York Police Departments
Michael Murray; Great. And congratulations to you and the employees.

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
Thanks, Mike.

John Kelly - Smith & Wesson Holding Corp. — CFO
Thanks, Mike.

Operator
Thank you very much sir.
[Operator Instructions].
Our next question comes from the line of Mr. Peter Udo (ph) of Presidium Investment Management (ph). Please proceed.

Peter Udo - Presidium Investment Management — Analyst
Hi guys.

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
Hi Peter.

Peter Udo - Presidium Investment Management — Analyst
Good results.

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
Thank you.

John Kelly - Smith & Wesson Holding Corp. — CFO
Thank you.

Peter Udo - Presidium Investment Management — Analyst
In terms of your outlook for next year the, I guess the net product sales increasing 10- 12%, is that all volume or is there some price increases baked into that? And my second question is, given those strong numbers, I guess the strong outlook, are you guys — it seems to me you are taking market share — can you talk a little bit about how fast the market is growing and what kind of market share you’re — or market share increases you are experiencing? Thank you.

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
Sure, let me talk a little bit about it. Certainly, you know, new products you know which are at margins above our existing margins, will help to fuel our growth, things like the 460 and the M&P. In categories like law enforcement, where we are up 35% or military, Federal Government where we really have no business at all, that’s all market share gains. In the sporting goods channel, our sporting good channel in the first quarter was up 7.5%. We don’t have official numbers on that. But we believe, based on what we have heard from our distributors that we are taking market share.

Peter Udo - Presidium Investment Management — Analyst
Okay great. Thanks guys.

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
Thanks.

Operator
Thank you very much, sir. Ladies and gentlemen your next question comes from the line of Nadir Tavakoli of Eagle Rock Capital, please proceed.

Nadir Tavakoli - Eagle Rock Capital — Analyst
Yes, hi guys.

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
How are you doing?

Nadir Tavakoli - Eagle Rock Capital — Analyst
Good, congratulations on the operational side of the business. But, as I’m sure you know we are deeply disappointed with the financing that was done recently for you by Curhan and Company. And I just want to ask what was the process pursued by management and the Board in looking into financing alternatives and deciding on this pipe that you did?

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
Well, we went through a pretty rigorous process at looking at different investment banking firms as we made our decision. Then we looked at a number of different options, Nadir, and looked at the numbers and ran the calculations and felt that this was the best option for the company and for our shareholders.

Nadir Tavakoli - Eagle Rock Capital — Analyst
So what was the rigorous process?

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
With investment banking firms?

Nadir Tavakoli - Eagle Rock Capital — Analyst
Yes.

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
We went through a multistage interview process with a number of different firms.

Nadir Tavakoli - Eagle Rock Capital — Analyst
Okay, because I’ve talked to both of the firms that cover you and they tell me they weren’t called?

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
I can tell you, well we did so.

Nadir Tavakoli - Eagle Rock Capital — Analyst
Okay. And its just a curious decision why a pipe as opposed to a registered offering? Is there some reason why you were — why you guys were worried about an SEC process?

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
No. As we looked at it, we felt that pipe was the best offering to solve the problem we were trying to address. A full offering would have taken a significantly longer time. We felt that the, the attractiveness of doing a full offering to eliminate a warrant problem would not be attractive to the marketplace. And would, in fact be dilutive. And this seemed to be the best opportunity for us. It solved the problem. And relative to the other options is accretive.

Nadir Tavakoli - Eagle Rock Capital — Analyst
But the accretive doesn’t answer the question that you gave away a lot of shareholder value in getting rid of that accretion. You could have gotten rid of the accretion, you could have gotten rid of the warrant dilution with a lot less expensive financing. Was there any thought given to calling your large shareholders to either solicit their opinions on financing the company or their thoughts on a pipe? Because Curhan did not call any of your large institutional shareholders.

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
We talked to a number of people, both within the investment-banking world, and we think we made the right decision.

Nadir Tavakoli - Eagle Rock Capital — Analyst
Well, who among your shareholders did you talk to because we have spoken to a number of the large institutional and individual shareholders and no one was called?

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
I didn’t say we talked to a number of our large shareholders. I said we talked to a number of people. And Nadir, at the end of the day, we think we made the right decision.

Nadir Tavakoli - Eagle Rock Capital — Analyst
Well, I hear you, you keep saying that. But I’m trying to — we completely disagree, and every shareholder I’ve talked with and the coverage firms that cover you guys completely disagree. So, I’m just trying to understand why it is that this is the right decision, because you can do all the great operational things you can on the operational side of the firm, and clearly you guys are making some progress.
But if you give it away on the finance side of the firm then the shareholders accrue no benefit. And at the end of the day, we as shareholders only care about all the great operational improvements if they result in shareholder accretion, not management giving away value. So, I’m trying to understand how it is that you came to this bizarre decision?

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
Well, I can appreciate your point. We have talked to several different investment banking firms and we made the right decision, we did the right thing.

Nadir Tavakoli - Eagle Rock Capital — Analyst
I’m just curious who those investment firms were, you can’t you tell us?

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
I’m not going to give them to you over the line.

Nadir Tavakoli - Eagle Rock Capital — Analyst
Okay, is it possible that there weren’t any?

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
No it’s not possible.

Nadir Tavakoli - Eagle Rock Capital — Analyst
Other than Curhan?

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
That’s not possible.

Nadir Tavakoli - Eagle Rock Capital — Analyst
Because this is not a company that should have accessed the capital markets through pipes. I mean you guys may not know, but pipe buyers are not going to be long-time holders of your stock. And those of us who bought the stock with real cash at market prices should have been given an opportunity to participate in this financing. It’s an inexplicable decision by this management team.
And did I hear you say that existing large shareholders have the right to participate at similar prices to the financing that was done? I don’t recall seeing that in the press release?

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
No, that’s not right. We didn’t say that.

Operator
Thank you very much sir. Ladies and gentlemen, your next question comes from the line of Mr. Ed Ching from Rodman & Renshaw. Please proceed.

Ed Ching - Rodman & Renshaw — Analyst
Guys, I was just wondering, the switch from the 7-day work week to the 5-day work week, is that going to cut down on overtime for your workers? And what’s the perception there among the workforce? Are you taking — are you going in the third quarter which is — or second quarter which that will happen — all that’s holiday time and I was just wondering what’s the perception there?

John Kelly - Smith & Wesson Holding Corp. — CFO
Ed, it’s going to reduce — based in the way that the 7-day schedule works. People work 12-hour shifts. So, on the weeks that they are working 4 days, it’s going to be overtime pay in there just because the law requires for you to pay overtime in excess of 40 hours. So, that’s going to be part of the savings when we go back to a traditional 8-hour shift. So that’s part of our savings. The other side is going to be the productivity side aspect of it that enables us to essentially remove one shift, one quarter of the workforce and still make the same number of products.

Ed Ching - Rodman & Renshaw — Analyst
Okay and as a follow-up on the — my original question about the 12 agencies. And I guess and now that we find that their all municipal law enforcement. What gets you to sort of, penetrate the Federal market. I know — I mean I see this POW, this Personally Owned Weapon program, is great, but that’s really only 10,000 agents. The real meat would be I guess, to get the FBI or someone to actually switch to the M&P series. And what does that entail, I mean how much testing do you have to go up against, with an incumbent like Glock? Or is that question of — I guess, can you penetrate decision makers or have them switch them over there?

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
Well, it’s the same product. We expect the same kind of positive response that we’ve seen from the municipal police, which as I said earlier is been overwhelming. Our guys will be going to the FBI pursuing, testing and evaluation. Ernest has got a relationship with many of the major agencies including the FBI. The Glock contract is coming to an end with the FBI. So, the timing is good for us to get in there with it.

Ed Ching - Rodman & Renshaw — Analyst
When does the Glock contract come to an end?

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
I believe it’s over right now. And the other piece that’s important is, that Ernest Langdon, our guy down there, his background is, he used to be a trainer for the FBI. So, we not only have a terrific, terrific product that everybody likes, we got a guy going down there and talking about it that’s got tremendous credibility.

Ed Ching - Rodman & Renshaw — Analyst
Okay, great. Thanks.

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
Okay, thanks.

Operator
Thank you very much sir.
[Operator Instructions].
Our next question comes as a follow up from Mr. Michael Murray, of UBS. Please proceed.

Michael Murray - UBS — Analyst
Mike, how are you?

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
Good, Mike.

Michael Murray - UBS — Analyst
Good. I just wanted to follow-up, could you tell me a little bit about Ernest Langdon’s background in pistols, and such?

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
Yes, I’ll tell you what I know off the top of my head, Mike. He is 11 years with the Marine Corps. He has multiple national and international pistol shooting titles. He is an acclaimed and recognized pistol shooter. He spent a number of years at Beretta in the government sales department. And was running his own tactical training program for the military when we hired him. So, it’s a really — it’s a great weapon for us, because we not only have a guy that lives in Washington, knows his way around Washington from experience. He’s perceived as an expert, which he is, with a lot of credibility, and knows the decision makers.

Michael Murray - UBS — Analyst
Right, great, thanks very much.

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
Thanks, Mike.

Operator
Thank you very much sir. And again, we have a follow-up from Mr. Ed Ching with Rodman and Renshaw. Please proceed.

Ed Ching - Rodman & Renshaw — Analyst
Hey guys. Nothing much has been said about the accessories market. And I know that when I visit a lot of the gun dealers working up on our initiation, and that seems to be a pretty strong market for them, as guys come in or handgun owners come in and want to trick out their guns, and put new sites on. What’s the penetration in that market that Smith & Wesson could make? And if so, would that be more of a licensing deal that you guys would do?

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
It’s a good observation, Ed. And as I said, in our mind, anything in the industry, in the business of safety, securities, protection, sport is fair game for us as businesses. And certainly accessories, handgun accessories, shooting accessories fall into that categories. It is something that is under consideration from us. It could be a licensing deal or could be a business that we get into, 4-Bore is a regular part of our company.
So you’re right on. It’s, from what I understand, and seen on it, it’s profitable. And Smith & Wesson brand in that category makes a lot of sense. The decision really comes down to, is it licensing or do you just — you’re getting it through sourcing or get into it yourself. And it’s on the radar screen.

Ed Ching - Rodman & Renshaw — Analyst
And if could follow up, what other inroads have you made, has Barbara made with the licensing? What are you guys working on going forward there, that we could possibly see in the next few quarters?

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
We could pass this on to Bobbie Hunnicutt?

Ed Ching - Rodman & Renshaw — Analyst
I’m sorry, Bobbie — .

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
I’m glad you brought that up because as you guys know, and we’re on that, where as a company that is licensing a big opportunity for our company. With a brand like Smith & Wesson, we think that there are opportunities to license both on the professional side of the business, law enforcement, military and on the commercial side of the business.
Now as Bobbie’s been on board for 4 or 5 months now, and she is doing a couple of things. One is, she’s bringing some discipline to our existing licensing program. Now that is certainly something that we needed and some printing up in that existing program.
Big licensing programs, as we’ve said all along, we’re going to take some time because you got to find the right partners, and you got to make sure that the rules are followed and everybody — they’re going to take a little bit longer to put in place. There are a number of deals that Bobbie is working on now that kind of make sense. We’ve talked about ammo, ammo — in fact I talked to a guy today that that worked in an ammo company — seems to make sense for us. Gun cleaning, chemicals, things like that Bobbie’s deep into working on trying to put together the best deals for us.

Ed Ching - Rodman & Renshaw — Analyst
Thanks guys.

Operator
Thank you very much sir. Ladies and gentlemen that concludes our Q&A for today. I’d like to turn the call back over to Mr. Michael Golden for any closing remarks you may have.

Mike Golden - Smith & Wesson Holding Corp. — President and CEO
Okay. Thanks very much operator. And I want to thank everyone again, for joining us. Please note that we’ll be presenting at the Merriman Curhan Ford conference, second annual investor summit, in San Francisco next week on September 19th. Please join us if you can, I’d love to see you. And thanks again for your attendance and support. I look forward to talking to you again, next quarter.

Operator
Thank you very much, sir, and thank you ladies and gentlemen for your participation in today’s conference call. This concludes the presentation. And you may now disconnect please. Have a good day.